Exhibit 10.1.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 1, 2021 (this “First Amendment”), to the Credit Agreement referred to below, between agilon health, inc., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, Agilon Health Intermediate Holdings, Inc., a Delaware corporation, the Administrative Agent, the Lenders from time to time party thereto and the Issuers are parties to a Credit Agreement dated as of February 18, 2021 (the “Credit Agreement”); and

WHEREAS, the Borrower and the Administrative Agent desire to amend the Credit Agreement as set forth in Section 2 of this First Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Credit Agreement, and the Credit Agreement is hereby amended as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Amendment of the Credit Agreement.

(a) The definition of “Applicable Margin” in the Credit Agreement shall hereby be amended to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as follows:

“Applicable Margin” means with respect to (i) Initial Revolving Loans maintained as Base Rate Loans, during the period from the Closing Date to but excluding October 1, 2023, a rate equal to 3.00% per annum, (ii) Initial Revolving Loans maintained as LIBO Rate Loans, during the period from the Closing Date to but excluding October 1, 2023, a rate equal to 4.00% per annum, (iii) Initial Term Loans maintained as Base Rate Loans, during the period from the Closing Date to but excluding October 1, 2023, a rate equal to 3.00% per annum, (iv) Initial Term Loans maintained as LIBO Rate Loans, during the period from the Closing Date to but excluding October 1, 2023, a rate equal to 4.00% per annum, (v) Initial Revolving Loans maintained as Base Rate Loans, as of any date of determination on and following October 1, 2023, a rate equal to 2.50% per annum, (vi) Initial Revolving Loans maintained as LIBO Rate Loans, as of any date of determination on and following October 1, 2023, a rate equal to 3.50% per annum, (vii) Initial Term Loans maintained as Base Rate Loans, as of any date of determination on and following October 1, 2023, a rate equal to 2.50% per annum, and (viii) Initial Term Loans maintained as LIBO Rate Loans, as of any date of determination on and following October 1, 2023, a rate equal to 3.50% per annum.

(b) The reference to “Fiscal Quarter ending December 31, 2024 and until (and including) the Fiscal Quarter ending September 30, 2024” in the table in Section 5.1 of the Credit Agreement shall hereby be amended in its entirety to read “Fiscal Quarter ending December 31, 2024 and until (and including) the Fiscal Quarter ending September 30, 2025”.

SECTION 3. Representations and Warranties. In order to induce the Administrative Agent to enter into this First Amendment, the Borrower hereby represents and warrants to the Administrative Agent on and as of the date hereof that:

(a) The execution, delivery and performance by the Borrower of this First Amendment and the consummation of the transactions contemplated hereby:

(i) is within the Borrower’s corporate powers;

(ii) have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

(iii) do not and will not (A) contravene the Borrower’s or any of its Restricted Subsidiaries’ respective Constituent Documents in any respect that would reasonably be expected to have a Material Adverse Effect, (B) violate any other Requirement of Law applicable to the Borrower (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to the Borrower in any respect that would reasonably be expected to have a Material Adverse Effect, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of the Borrower or any of its Restricted Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of the Borrower or any of its Restricted Subsidiaries, other than those in favor of, or collaterally assigned to, the Secured Parties, as the case may be, pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been or will be, prior to the date hereof, obtained or made, and each of which on the date hereof will be in full force and effect,

(B) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents and (C) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

(b) This First Amendment has been duly executed and delivered by the Borrower. This First Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject only to applicable laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally and (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies.

(c) The representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date.

(d) No Default or Event of Default has occurred or is continuing.

SECTION 4. Effects on Loan Documents.

(a) Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of any Lender, any Issuer, the Administrative Agent or the Collateral Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuers or the Lenders under the Loan Documents.

(c) The Borrower and the other parties hereto acknowledge and agree that, on and after the date hereof, this First Amendment shall constitute a Loan Document for all purposes of Credit Agreement, as amended hereby (the “Amended Credit Agreement”). After the date hereof, any reference in any Loan Document to the Credit Agreement shall mean the Amended Credit Agreement.

SECTION 5. Costs and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse the Administrative Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment and all other documents and instruments delivered in connection herewith.

SECTION 6. Applicable Law. This First Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 7. Execution in Counterparts. This First Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tiff”)) and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart hereof by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. Headings. Section and Subsection headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose or be given any substantive effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGILON HEALTH, INC. as the Borrower

By:	/s/ Kenneth Bellendir
	Name:	Kenneth Bellendir
	Title:	Vice President and Secretary

[Signature Page to First Amendment to agilon Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Dawn Lee Lum

Name:	Dawn Lee Lum
Title:	Executive Director

[Signature Page to First Amendment to agilon Credit Agreement]